Exhibit 99.(a)(1)(C)

                                  ELECTION FORM
                          Exchange of Options for Cash

                  (Note: You are only eligible to use this form if you own less than 1,000 Eligible Options)

[Employee Name]
[Employee Address]
Grant Summary

                              Expiration    Shares       Shares         Shares
Grant Date   Exercise Price      Date      Granted    Outstanding    Exercisable
----------   --------------   ----------   -------    -----------    -----------

      I have received the Offer to Exchange relating to PDI, Inc.'s ("PDI") offer to exchange certain options held by its employees. I understand that "Eligible Options" are only those options with an exercise price equal to or greater than $30 per share, and that the Offer is only available to employees who qualify as "Eligible Participants" and who remain "Eligible Participants" through the close of the Offer. I further understand that if (a) this Election Form relates to an option that is not an "Eligible Option" or (b) the number listed under "Shares Outstanding" above is zero, PDI will disregard this Election Form and no options will be exchanged under this Election Form.

      Acceptance of Offer

|_| I hereby elect to cancel the full number of shares outstanding under the Eligible Options listed above according to the terms and conditions stated in the Offer to Exchange.

      Rejection of Offer

|_| I do not accept the offer to exchange the Eligible Options listed above. I understand that I will not receive any consideration for my Eligible Options and my Eligible Options will continue on there current terms as described in the Offer to Exchange.

      I hereby agree that, unless I revoke my election before 5:00 p.m. Eastern Standard Time on April 30, 2003 (or a later expiration date if PDI extends the Offer), my election will be irrevocable, and if accepted by PDI, my surrendered Eligible Options will be cancelled in their entirety on or after such date. I understand that the consideration for the cancellation of my Eligible Option(s) will be in the form of a cash payment, less applicable tax withholding, and that I will receive payment after April 30, 2003.

      I further understand and agree that the tender of the Eligible Options listed above will be for the full number of shares outstanding thereunder.

      I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with PDI or my employer (except on an at-will basis, unless otherwise required by local law). I agree that PDI has made no representations or warranties to me regarding the Offer or the future pricing of PDI stock, and that my participation in the Offer is at my own discretion.


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      I AGREE THAT PDI SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE
THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Optionee Signature: _____________________________     Date: ____________________
e-mail address: __________________________

PLEASE FAX YOUR SIGNED AND COMPLETED ELECTION FORM TO (201) 258-8410 BY NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME ON APRIL 30, 2003 (OR A LATER EXPIRATION DATE IF PDI EXTENDS THE OFFER).


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